EXHIBIT 23.2

We consent to the incorporation by reference in First Savings Financial Group, Inc.’s Registration Statements on Form S-8 (File Nos. 333-154417, 333-166430, 333-211554 and 333-260585) and Registration Statement on Form S-4 (File No. 333-265275) of our report dated June 28, 2023, relating to the statement of net assets available for benefits of the First Savings Bank Employees’ Savings & Profit Sharing Plan as of December 31, 2022 and the statement of changes in net assets available for benefits for the year then ended, contained in this Annual Report on Form 11-K of First Savings Bank Employees’ Savings & Profit Sharing Plan for the year ended December 31, 2023.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
June 27, 2024